Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Terry L. Hester
Chief Financial Officer
Colony Bankcorp, Inc.
Fitzgerald, GA 31750
(229) 426-6002

Colony Bankcorp, Inc. Increases Second Quarter Dividend

FITZGERALD, GA., June 22, 2005— Colony Bankcorp, Inc. (Nasdaq National Market: CBAN) announced today that its Board of Directors declared a quarterly cash dividend of $0.07 per share payable July 8, 2005 to shareholders of record June 30, 2005. This represents an increase of 12.90 percent over the split-adjusted cash dividend paid of $0.062 per share in the second quarter a year ago and an increase of 2.94 percent over the split-adjusted cash dividend paid of $0.068 per share last quarter.

Colony Bankcorp, Inc. is a multi-bank holding company headquartered in Fitzgerald, Georgia and has seven banking subsidiaries with twenty-eight locations in South and Middle Georgia cities of Fitzgerald, Warner Robins, Ashburn, Leesburg, Cordele, Albany, Thomaston, Columbus, Sylvester, Tifton, Moultrie, Douglas, Broxton, Savannah, Eastman, Chester, Soperton, Rochelle, Pitts, Quitman and Valdosta, Georgia. The banking subsidiaries include Colony Bank of Fitzgerald, Colony Bank Ashburn, Colony Bank Wilcox, Colony Bank of Dodge County, Colony Bank Worth, Colony Bank Southeast and Colony Bank Quitman, FSB. Total consolidated assets of the company are approximately $1.018 billion as of May 31, 2005.

Colony Bankcorp, Inc. Common Stock is quoted on the Nasdaq National Market under the symbol “CBAN”.